Exhibit 10.11
SEMPRA ENERGY
EXECUTIVE INCENTIVE PLAN

1. Purpose
The purpose of this Plan, which is an unfunded plan, is to foster attainment of the financial and strategic objectives of Sempra Energy (the "Company") by providing incentive to senior officers who contribute to the attainment of these objectives.
2. Administration
The Plan shall be administered jointly by the Compensation Committee of the Company's Board of Directors and as to any employee of a Subsidiary, the Compensation Committee, if any, of the board of directors of such Subsidiary (collectively referred to as the "Committee"). Subject to the provisions of the Plan, the Committee shall have full and final authority to select participants, to designate the award potential of each participant, to determine performance objectives and to determine the amount and form of awards. The Committee shall also have, subject to the provisions of the Plan, full and final authority to interpret the Plan, to establish and revise rules, regulations and guides relating to the Plan, and to make any other determinations that it believes necessary or advisable for the administration of the Plan. The Committee may delegate its responsibilities, (other than the responsibility to select the participants, establish performance goals, determine incentive periods, establish award potentials for each participant, certify whether the performance goals are met), to the Chief Executive Officer of the Company ("Chief Executive Officer") or to any other officer of the Company.
All decisions and determinations by the Committee shall be final and binding upon all parties, including shareholders, participants and other employees. The Committee shall have sole discretion as to whether to suspend operation of the Plan for any period of time.
3. Participation
Senior Officers of the Company or any of its Subsidiaries as designated who, through their position and performance, have the opportunity to contribute substantially to the attainment of the financial objectives of the Company are eligible for selection to participate in this Plan. A Subsidiary for this purpose is any corporation of which 50 percent or more of the issued and outstanding stock having ordinary voting rights is owned directly or indirectly by the Company, or any other business entity or association of which 50 percent or more of the outstanding equity interest is so owned. Members of the Board of Directors of the Company or any Subsidiary, who are not officers of the Company or its Subsidiaries, are ineligible to participate in the Plan. No member of the Committee shall be eligible to participate.
4. INCENTIVE AWARDS
a. Annual Awards
If the Committee determines that participants shall be eligible to earn awards over a fiscal year ("award period"), it shall, no later than 90 days after the commencement of that award period select from the eligible participant group those participants who are eligible to receive awards for that award period and approve in writing threshold, target and maximum performance goals for that year for the Company, any Subsidiary employing a selected participant and/or any Business Unit for which a selected participant has substantial duties and responsibilities. For this purpose, a Business Unit means a division, department or other business segment which is part of the Company or of a Subsidiary. The Committee may also select an award period of 12 months other than a fiscal year or an award period either longer or shorter than 12 months in duration but only one award period may be in operation at any time in respect to any particular employee. In the event that an award period of less than 12 months is selected, the Committee shall select the participants and the financial goals before the expiration of 25% of such award period.
Performance goals shall be limited to one or more of the following: (i) net revenue; (ii) net earnings; (iii) operating earnings or income; (iv) absolute and/or relative return on equity or assets; (v) earnings per share; (vi) cash flow; (vii) pretax profits; (viii) earnings growth; (ix) revenue growth; (x) book value per share; (xi) stock price; (xii) economic value added; (xiii) total shareholder return; (xiv) operating goals (including, but not limited to, safety, reliability, maintenance expenses, capital expenses, customer satisfaction and employee satisfaction); and (xv) performance relative to peer companies, each of which may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, acquired businesses, minority investments, partnerships or joint ventures.
At the same time that the Committee approves the performance goals, the Committee shall approve in writing a threshold, target and maximum award for each participant. Each participant's award shall be based upon the responsibility of the participant's position and its prospective contribution to the Company's or Subsidiary's, attainment of performance objectives. If the performance is somewhere between the threshold and target, or target and maximum performance goals, a participant's award shall be mathematically interpolated on a linear basis between threshold award and target award or between target award and maximum award.
b. Incentive periods of less duration than the award period.
During an award period, the Committee may select additional employees for participation, as it deems appropriate, who have been first employed or had a change in employment responsibilities since the beginning of the award period provided that the outcome of the selected performance goal for that award period for the Company, Subsidiary or Business Unit employing such employee remains substantially uncertain at that time. In this event, the incentive period shall begin with the first day of employment or change in employment responsibilities and end with the close of that award period. If the employee was already a participant in this plan prior to the change in employment responsibilities, the employee's award potential for the period of service prior to the change in employment responsibilities shall be prorated based on the ratio that the prior period of service bears to the applicable award period.
Prior to the expiration of 25% of the applicable period of service for that incentive period and while the outcome of the selected performance goal is still substantially uncertain, the Committee shall approve in writing a threshold, target and maximum award for that participant depending on whether the threshold, target or maximum performance goal for the award period is achieved and a maximum dollar amount (which may not exceed $3,000,000 for the purpose of qualifying under 162(m) provisions) that can be paid to each participant under this plan for the incentive period. In the event that no performance goal has been previously selected for that award period for the Company, Subsidiary or Business Unit employing the participant, the Committee shall also establish in writing threshold, target and maximum performance goals for that year for that entity from the factors listed in section 4a of this plan. The outcome of the goals selected must be substantially uncertain.
If the performance is somewhere between the threshold and target, or target and maximum performance goals, a participant's award shall be mathematically interpolated on a linear basis between the threshold and target award or between the target and maximum award.
c. Certification and Payments of Award
As soon as practicable after the end of an award period or incentive period the Committee shall certify in writing the extent to which the performance goals have been met and determine the amount, if any, of each participant's award before payment of the award.
All awards under the plan are contingent upon the material terms of the performance goals being submitted to and approved by the shareholders.
5. Award Payment or Deferral
As soon as practicable after the Committee has approved the award amounts for an award period or incentive period, payment shall be made to each participant in cash or in stock or in a combination of cash and stock, unless the participant has elected to defer the receipt of his award. Any deferral by a participant of an annual incentive award otherwise payable in cash under this Plan shall be pursuant to the Sempra Energy Corporation Executive Deferred Compensation Plan . Provided however, that if the maximum deductible compensation limits of IRS Code Section 162(m) are exceeded then such deferral as may be necessary to avoid such limitation, shall be mandatory for the participants at the discretion of the Compensation Committee.
6. Termination
If the employment of a participant by the Company and its subsidiaries is terminated by the participant's death, long term disability or retirement under the pension plan of the Company or a subsidiary, the Committee shall prorate an award for the award period or incentive period in which the employee was participating prior to such termination, and the Company shall pay the prorated award at the same time as for other participants. In the case of a participant's death, payment of all amounts due under this Plan shall be made to the estate.
A participant who has been determined to be eligible for supplemental disability payments under the terms of the Supplemental Executive Retirement Plan, and who has received at least 6 months of payments, shall be deemed to be terminated due to such disability for purposes of this Plan.
If termination occurs because of unsatisfactory performance or for cause, as determined in the sole discretion of the Committee then there will be no award for the year of termination.
If the employment of a participant is terminated for any other reason, the participant may receive a prorated award for any award period or incentive periods in which the participant was participating at the time of termination, as determined by the Committee in its sole discretion.
If a participant does not work during an award period or incentive period for any period of time and for any reason and yet is entitled to an award under this Plan for participation during such award period or incentive period, the Committee may reduce or eliminate the participant's award because of the inactive period in such manner as it, in its sole discretion, deems just and reasonable.
The Committee also retains the discretion to terminate the participation of any participant during an award period or incentive period if the Committee determines, in the Committee's sole discretion, that the participant is not contributing substantially to the attainment of the performance objectives of the Company and that such termination of participation is just and reasonable under the circumstances. In the event of such termination, the participant will be entitled to no award for that award period or incentive period.
7. Miscellaneous Provisions
a. No Employment Right
Neither this Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company or any of its subsidiaries or interfere in any way with the right of the Company or any of its subsidiaries to determine a participant's compensation or any other term of employment.
b. Non-transferability
A participant's rights and interests under this Plan may not be assigned, transferred, attached or hypothecated.
c. Withholding
The participant's employer shall have the right to deduct from any payment any sums required to be withheld by federal, state, or local tax law.
There is no obligation hereunder that any participants or other person be advised in advance of the existence of the tax or the amount so required to be withheld.
8. Amendment and Termination
The Board of Directors of the Company may at any time, suspend, amend, modify or terminate this Plan provided that no such suspension, amendment, modification or termination shall alter or impair any rights or obligations to any award made previously under this Plan. The Committee may, in its sole discretion, terminate an award period and any associated incentive periods at any time. In this event, any potential awards for that award period or incentive period shall be prorated to the time of termination.
9. Effective Date
This Plan shall be effective as of June 1, 1998.